Exhibit 16.1

August 14, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Global Seed Corporation (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated August 14, 2019 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, TX